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April 19, 1996



Terry Westbrook
1160 Pelham Road
Winnetka, IL   60093


Dear Terry,

On behalf of Rick Green, I am pleased to confirm my verbal offer of employment to join UtiliCorp United Inc. as our Senior Vice President and Chief Financial Officer. This position reports to Rick Green and Bob Green. It is our hope you will be with us as soon as possible.

                                       OVERVIEW

    Salary                                       $325,000

    Annual Bonus (% of base - $325,000)
              Maximum   70%                      $227,500
                                                 --------

                   Subtotal                      $552,500

    Long Term Incentive
              Maximum   75% of base              $243,750
                   (Prorated for participation)
    Stock Options
              Approximately 35,000 non-qualified stock options (Mega Grant) with the exercise price to be established in the May 1996 Compensation Committee meeting.

The key elements of your employment are summarized below and are based upon UtiliCorp's current compensation and benefits program:

-   Starting base annual salary  - $325,000.


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-   Eligibility for participation in the Annual Incentive Compensation Program with a maximum pay out opportunity of 70%. This pay out is contingent upon corporate financial achievements and personal performance levels to be discussed between you and Rick Green. Your minimum 1st year bonus for 1996 will be $100,000.

- Eligibility to participate in the Long Term Incentive Programs available to senior executives of UtiliCorp United, Inc. This plan targets Long Term Incentive at a maximum of 75% of annual base compensation and is paid in the following methods:

      -  Stock options in UtiliCorp United Common Shares.
      - Three year performance cycles based on UtiliCorp United's financial performance.
      - Payments are in one year restricted stock until the share ownership target of one times your annual salary is met. This ownership target will be two times your annual salary after three years, assuming "NEWCO" adopts UCU ownership targets. Once the target is achieved, awards are payable in cash or restricted stock with an additional bonus of 25%.

      Assuming UCU is successful in meeting its cumulative three year financial performance targets, you will receive a long term award at the end of each three year cycle generally paid in March. The first long term incentive pay out will be paid in 1997 for the three year cycle that began in 1994. You will be eligible for a prorated award of 1/3 of the maximum amount awarded for that performance cycle. For the period 1995 through 1997 you are eligible for 2/3 of the maximum pay out. Beginning with the 1996 - 1998 cycle you are eligible for a full pay out award. An interim plan for 1996-1998 has been established with a targeted pay out of 37.5% that would replace the 3 year cycle due to the expected close of our merger with KCPL prior to the completion of the cycle in 1998.

- Effective with your joining UtiliCorp United, you will be granted approximately 15,000 in non-qualified stock options. The exercise price and exact number of shares will be established by the Compensation Committee in May of 1996.

- You will be eligible to participate in UtiliCorp's 401(k) Savings Plan and Employee Stock Purchase Plan the first eligible quarter subsequent to your employment. The 401(k) Plan has a dollar for dollar employer match up to 6% of your pre-tax and/or after-tax contributions. Employer contributions are made in UtiliCorp stock and vested over five years at 20% per year. You may make total contributions up to 12% of pay subject to IRS limitations.


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-   UtiliCorp United offers a Supplemental Contributory Retirement Plan (SCRP)
    which is a non-qualified 401(k) type investment program. Because of IRS limitations on how much employees may defer in a qualified 401(k) plan, we have instituted this benefit to allow employees subject to such limits to take advantage of the full 401(k) plan investment opportunity making tax deferred contributions in excess of the limits to a non-qualified program.

- Eligibility to participate in the Capital Accumulation Program. This is UCU's deferred compensation plan. For 1997, you will be eligible to defer compensation in year 1997 with an annualized investment rate of return equal to 130% of Moody's Corporate Bond Yield. In addition, you are eligible for the Supplemental Executive Retirement Plan for employees whose salary is in excess of $150,000 annually and unable to receive the full Pension Plan formula benefit due to IRS limitations.

-   Involuntary severance:

      - You will receive one times your base salary if involuntarily separated through the closing of our pending merger.
      - You will be extended a change of control plan severance agreement as presented to the Leadership Team on 4/1/96.
      -  In either case, you will receive outplacement service of your choice.

- Eligibility to participate in the UtiliCorp United's Employee Benefit Programs which include:

      -  10 paid holidays per year.
      - Eligibility for 4 weeks vacation per year, with a one week carryover provision.
      -  Defined Pension Plan.

-   Executive perquisites package including:

      -  $5,000 after tax payment.
      -  $5,000 per year financial planning services.
      -  $300 per year for tax preparation services.
      - Participation in Executive Life Insurance Program of 1 times salary in addition to standard company paid at 2 times salary.
      -  Long Term Disability Insurance paid at 100% of salary.


- In addition, eligibility for company business tools to assist in your executive responsibilities; such as, clubs, computer, fax machine, and cellular phone, all to be provided on business needs.


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Following is a brief summary of the key elements of our relocation program:

- Eligibility to participate in the UtiliCorp United Executive Employee Relocation Policy. This policy provides for the protection of the appraised value of your home in the event you are unable to sell after 120 days.

- Reimbursement of loan origination fee and/or points to purchase new mortgage (maximum of 2 points).

-   Two house hunting trips for you and your wife (family).

-   One half month's salary for incidental moving expenses and settling costs.

- 2% of sale price of present residence for its sale within 90 days from date of hire. In the event a sale is not completed in this time, the corporation will offer to purchase your present residence through a third party.

- UCU will reimburse you for reasonable seller expenses to include real estate agent commission, loan discount, title charges, title examination and all reasonable settlement and closing costs.

- Movement of household furnishings will include a one time move from your Illinois residence.

- Temporary living and travel expenses in the Kansas City area will be provided by UtiliCorp as described in the Executive Relocation Program. These expenses are effective during the months of April, May and June. Beginning July, and continuing for approximately 24 months, UtiliCorp United will provide for you a leased apartment, airplane travel costs to your home in Chicago and any incidental costs associated with local ground transportation. All other costs not associated with business travel will be your responsibility.

- Trips home not to exceed twice monthly, paid by UtiliCorp, until such time as your family is relocated to the Kansas City area.

- All taxable expenses associated with your relocation will be grossed-up on your W-2.


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It should be understood that all the preceding benefit plans are subject to change during the normal course of UtiliCorp-wide plan re-designs.

Please acknowledge your acceptance by faxing a signed copy of this offer to me
at 816-467-3663.   We look forward to your joining our UtiliCorp United Team.

Sincerely,



Robert M. Etienne




Accepted:  ______________________________
           Terry Westbrook


Date:      ______________________________